Exhibit 10.43

EXECUTION VERSION

TERMINATION AGREEMENT

(beëindigingsovereenkomst)

1.	TEVA PHARMACEUTICALS EUROPE B.V., a limited liability company according to the laws of the Netherlands, registered in the Dutch trade register under number 30110625 (“TPE”);

and

2.	Mr ROBERT KOREMANS , born on 27 July 1962, residing at Valeriusplein 14f, 1075 BH Amsterdam, The Netherlands (“Employee”);

hereafter jointly: the “Parties”;

WHEREAS:

a.	Employee has been employed by TPE as from 1 March 2012, currently on the basis of an indefinite term employment agreement governed by Dutch law (the “Employment Agreement”). Employee currently fulfils the position of President & CEO Global Speciality Medicines of the Teva Group (defined as Teva Pharmaceutical Industries and its direct and indirect subsidiaries) and Employee has been appointed as board member (bestuurder) of TPE as per 1 March 2012, which appointment has been accepted by Employee;

b.	The terms and conditions of the Employment Agreement have been laid down in an employment contract executed by Employee on 21 December 2011 (the “Employment Contract”), as amended in three subsequent Addenda/Amendments and supplemented by an Indemnification and Release Agreement (the “Addenda”);

c.	The parties agree that the Employment Agreement should be terminated, without there being any urgent cause within the meaning of article 7:677/678 Dutch Civil Code;

d.	In this agreement (the “Agreement”), Parties wish to formalise the termination of the Employment Agreement and wish to arrange the effects of the termination of the Employment Agreement between them and the matters that will arise as a consequence thereof;

e.	The date written at the top of this instrument will be referred to as the “Execution Date” in this Agreement;

HAVE AGREED AS FOLLOWS:

Termination/ resignation from board position

1.	TPE and Employee hereby terminate the Employment Agreement with mutual consent effective on 31 May 2018 (the “Termination Date”).

2.	Employee hereby resigns as board member (bestuurder) or officer of any and all Group Companies, including TPE, effective as per 27 November 2017 or the earliest possible date thereafter, to the extent Employee has been appointed board member or officer of such Group Company. At the request of any such Group Company or its shareholders, Employee will execute each and every instrument considered necessary to effectuate such resignation under the laws governing such Group Company. This provision will be considered to create third party rights for the benefit of (the shareholders of) such Group Companies.

The Employment Agreement will, notwithstanding the above resignation as board member of TPE, continue up to the Termination Date.

Severance & other entitlements

3.	Employee shall be entitled to such severance and other emoluments as prescribed in the Employment Contract and the Addenda, which entitlements shall be considered to be in full satisfaction of all statutory entitlements and (other) claims Employee may have pursuant to the Employment Agreement, to the extent no specific arrangements on such claims have been reflected in this Agreement.

Release from duties

4.	As from the Execution Date, Employee will step down and be released from any duties relating to the position of Head of GSM and any other position he holds, and –as from that date and up to and including 31 December 2017- Employee shall assist in transitional activities as requested by and in accordance with any specific directions given by Teva Pharmaceutical Industries, Ltd., and/or TPE and/or a Group Company.

5.	As from 31 December 2017 and up to and including the Termination Date (the “Release Period”), Employee shall be required to respond to inquiries and assist as may be reasonably requested by the Company and/or a member of the Company Group.

Final settlement of accounts

6.	As per the Termination Date, a final settlement of accounts (eindafrekening) will be made, taking into account the provisions of this Agreement (excluding the Severance) and all other written agreements between Parties and the relevant provisions of Dutch law (the “Final Settlement of Accounts”).

7.	Employee acknowledges that there are no oral arrangements regarding employment conditions between Employee and TPE, which deviate from the employment conditions as laid down in written agreements, signed by both Parties. In the event of contradiction between such other written agreements and this Agreement, the provisions of this Agreement shall prevail.

8.	Notwithstanding any deviating provisions in this Agreement or in the Employment Contract and Addenda, Employee will remain entitled to full payment of salary and other benefits under the Employment Agreement up to and including the Termination Date.

9.	Employee acknowledges that a decision was made not to pay annual bonus to (inter alia) any Group Executive Officers, including Employee, for the year 2017 and agrees to be bound by such decision. In addition, Employee shall not be entitled to participate in the 2018 Bonus Scheme and shall not be entitled to be considered for equity awards or other long-term incentives.

10.	Employee shall be entitled to (pro rata) holiday allowance up to and including the Termination Date, to the extent not included in the (base) salary. To the extent payable and not paid already, the holiday allowance shall be paid out under the Final Settlement of Accounts. To the extent an overpayment of holiday allowance has been made to Employee, such overpayment shall be included in the Final Settlement of Accounts as a deductible.

Miscellaneous

11.	Employee will cooperate with any internal and/or external investigation(s), proceedings or inquires, being in progress on the Execution Date or initiated later within the Group, as to be requested by the Group or any outside legal counsel and/or other professional advisors engaged by the Group for that purpose. Employee will in that respect, inter alia, provide all requested information and participate in internal hearings. Employee shall consider, in good faith, requests from competent regulating/governing bodies to cooperate in ongoing or new governmental investigations with respect to activities of the Group, in such form and to the extent as may be required for the purposes of such investigations, and during the entire period of their duration.

12.	Any post termination provisions in Employee’s Employment Agreement, including without limitation those on competition, non-solicitation confidentiality and/or IP, as well as any penalty clauses relating thereto and the Indemnification and Release Agreement dated September 12, 2012, will remain in force.

13.	Employee shall not make any disparaging or defamatory comments regarding any member of the Group or any of its current or former directors, officers, employees or products.

14.	Provided that the provisions of this Agreement will have been fulfilled, Employee hereby in advance grants TPE and all Group Companies full and final discharge in respect of, and explicitly waives, any and all (further) claims, rights and/or entitlements Employee has or (may) have that may arise from his employment with TPE and/or pursuant to the Employment Agreement and/or the termination thereof.

15.	The Parties consider this Agreement to be a settlement agreement (vaststellingsovereenkomst) within the meaning of article 7:900 Dutch Civil Code.

16.	The Parties hereby waive their respective rights to rescind this Agreement or have this Agreement rescinded, irrespective of the nature of the breach of contract (tekortkoming in de nakoming).

17.	This Agreement is construed in accordance with and shall be governed by the laws of the Netherlands.

IN WITNESS whereof Parties have executed this Agreement in two original copies on the date written at the top of this instrument

Teva Pharmaceuticals Europe B.V.

/s/ Robert Koremans
By:	Robert Koremans
Title: board member	Date:
Date:

/s/ David Vrhovec
By: David Vrhovec
Title: board member
Date:

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